Exhibit 15.1

Somekh Chaikin
KPMG Millennium Tower
17 Ha’arba’a Street, PO Box 609
Tel Aviv 61006, Israel
+972 3 684 8000

Consent of Independent Registered Public Accounting Firm

The Board of Directors Cellcom Israel Ltd:

We consent to the incorporation by reference in the registration statements (No. 333-141639, No. 333-184955 and No. 333-206338) on Form S-8 of Cellcom Israel Ltd. (“the Company”) of our report dated March 25, 2018, with respect to the consolidated statements of financial position of the Company as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 20-F of the Company.

Our report refers to a change in our method of accounting for revenues in 2017 due to the adoption of International Financial Reporting Standard No. 15 Revenue from Contracts with Customers.

Somekh Chaikin

Certified Public Accountants (Israel)
Member Firm of KPMG International

Tel Aviv, Israel

March 26, 2018

Somekh Chaikin, an Israeli partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.